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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported) June 28, 2001

NEW COMMERCE ONE HOLDING, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-1131806 (Commission File Number)	94-3392885 (IRS Employer Identification No.)
4440 Rosewood Drive, Pleasanton, California	94588

(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(925) 520-6000
(Former name or former address, if changed since last report)

Item 5. Other Events

    On June 28, 2001, Commerce One, Inc. ("Commerce One"), New Commerce One Holding, Inc. ("New Commerce One Holding") and SAP Aktiengesellschaft ("SAP AG") entered into a share purchase agreement and related agreements providing for Commerce One's issuance of 47,484,767 shares of its common stock to SAP AG at a purchase price of $4.75 per share, for a total purchase price of approximately $225 million. The agreements were entered into in connection with an amendment to the strategic alliance agreement between Commerce One and SAP AG. The transaction is subject to customary closing conditions, including the receipt of Hart-Scott-Rodino antitrust approval and the continuing effectiveness of the strategic alliance agreement. New Commerce One Holding will assume the obligations of Commerce One under the agreements upon the reorganization of Commerce One into a holding company structure. All references below to Commerce One contained in this summary apply to New Commerce One Holding after the reorganization.

    SAP AG is generally prohibited from transferring its shares for three years from the date of the closing, although it may sell up to 10% of its shares during the first year after the closing, up to 30% during the second year and up to 50% during the third year, subject to certain limitations on open market sales and transfers to persons who after the transfer will hold in excess of 10% of Commerce One's voting power. These restrictions on transfer terminate on the earliest to occur of a change of control of Commerce One, the termination of the strategic alliance agreement (other than as a result of a material breach of the strategic alliance agreement by SAP AG) and the third anniversary of the agreements. SAP AG is also prohibited from transferring the shares to a competitor of Commerce One for six years from the closing date, except in open market transactions. Commerce One has a right of first refusal on any private sale of shares by SAP AG for 54 months following the closing.

    SAP AG also agreed to certain standstill restrictions that, for three years following the date of share purchase agreement, generally restrict SAP AG's ability to acquire more than 23% of Commerce One's outstanding common stock, seek control of Commerce One, or participate in groups with respect to the holding or voting of Commerce One's stock. The standstill obligations terminate prior to three years from the date of the share purchase agreement upon the occurrence of certain events, such as a change of control of Commerce One or the acquisition of more than 15% of Commerce One by certain named competitors of SAP AG. These obligations are also suspended in the event of an offer for such a change of control or acquisition, but will be reinstated if the offer is withdrawn or terminated. SAP AG also remains subject to the operation of Commerce One's shareholder rights plan, or "poison pill," which was amended to permit SAP AG to beneficially own shares of Commerce One common stock up to the 23% standstill limit.

    Until the earlier of three years from the closing or the end of the standstill period, SAP AG has the right to maintain its pro rata ownership of Commerce One's outstanding shares in the event Commerce One issues additional securities in a private transaction. In addition, SAP AG is entitled to certain registration rights, after one year with respect to shares purchased by SAP AG from Commerce One prior to the transaction, and after two years with respect to the other shares it currently owns, shares acquired in the transaction and any shares it acquires from Commerce One in the future. SAP AG also received the right to nominate a director for election to Commerce One's board of directors for as long as SAP AG owns ten percent or more of Commerce One's common stock. If SAP AG is entitled to nominate a director but no director is nominated or available to attend a meeting of Commerce One's board of directors, SAP AG may send an observer to attend. SAP AG also generally agreed to vote its shares in proportion with the other stockholders of Commerce One only with respect to nominees to Commerce One's board of directors and stockholder proposals to amend or rescind Commerce One's rights plan or SAP AG's standstill agreement during the standstill period. There are no other restrictions on SAP AG's voting rights.

    The number of shares of common stock to be sold to SAP AG may be reduced if Commerce One stockholder approval for the sale would be required under Delaware law or the rules of the Nasdaq Stock Market, but in no event shall less than 40,000,000 shares be sold.

    The above summary is not complete and is qualified in its entirety by the terms of Share Purchase Agreement, Standstill and Stock Restriction Agreement and Investor Rights Agreement which are filed as exhibits hereto and are incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(c)	Exhibits
	10.1	Share Purchase Agreement, dated June 28, 2001, among Commerce One, Inc., New Commerce One Holding, Inc. and SAP Aktiengesellschaft.
	10.2	Standstill and Stock Restriction Agreement, dated June 28, 2001, among Commerce One, Inc., New Commerce One Holding, Inc. and SAP Aktiengesellschaft.
	10.3	Investor Rights Agreement, dated June 28, 2001, among Commerce One, Inc., New Commerce One Holding, Inc. and SAP Aktiengesellschaft.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE ONE, INC.
By:	/s/ ROBERT M. TARKOFF
Robert M. Tarkoff Senior Vice President Worldwide Business Development, General Counsel and Secretary

Date: July 10, 2001

EXHIBIT INDEX

Exhibit No.	Description
10.1	Share Purchase Agreement, dated June 28, 2001, among Commerce One, Inc., New Commerce One Holding, Inc. and SAP Aktiengesellschaft.
10.2	Standstill and Stock Restriction Agreement, dated June 28, 2001, among Commerce One, Inc., New Commerce One Holding, Inc. and SAP Aktiengesellschaft.
10.3	Investor Rights Agreement, dated June 28, 2001, among Commerce One, Inc., New Commerce One Holding, Inc. and SAP Aktiengesellschaft.

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  Item 5. Other Events
  Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX